FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
PRELIMINARY

CONSOLIDATED INCOME STATEMENT
(in millions)

	For the Years Ended December 31,
	2015	2014	2013
	(unaudited)
Financing revenue
Operating leases	$4,865	$4,129	$3,409
Retail financing	2,819	2,776	2,785
Dealer financing	1,539	1,620	1,519
Other	57	81	92
Total financing revenue	9,280	8,606	7,805
Depreciation on vehicles subject to operating leases	(3,640)	(3,088)	(2,397)
Interest expense	(2,416)	(2,656)	(2,730)
Net financing margin	3,224	2,862	2,678
Other revenue
Insurance premiums earned	133	125	119
Other income, net	284	265	258
Total financing margin and other revenue	3,641	3,252	3,055
Expenses
Operating expenses	1,139	1,094	1,090
Provision for credit losses	347	197	146
Insurance expenses	69	107	63
Total expenses	1,555	1,398	1,299
Income before income taxes	2,086	1,854	1,756
Provision for income taxes	723	149	277
Net income	$1,363	$1,705	$1,479

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
(in millions)

	For the Years Ended December 31,
	2015	2014	2013
	(unaudited)
Net income	$1,363	$1,705	$1,479
Other comprehensive income/(loss), net of tax
Foreign currency translation	(766)	(547)	(86)
Total other comprehensive income/(loss), net of tax	(766)	(547)	(86)
Comprehensive income	597	1,158	1,393
Less: Comprehensive income/(loss) attributable to noncontrolling interests	1	—	—
Comprehensive income/(loss) attributable to Ford Motor Credit Company	$596	$1,158	$1,393

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
PRELIMINARY

CONSOLIDATED BALANCE SHEET
(in millions)
	December 31, 2015	December 31, 2014
	(unaudited)
ASSETS
Cash and cash equivalents	$8,886	$6,179
Marketable securities	2,723	3,258
Finance receivables, net	96,823	86,915
Net investment in operating leases	25,079	21,518
Notes and accounts receivable from affiliated companies	727	778
Derivative financial instruments	924	859
Other assets	2,286	2,601
Total assets	$137,448	$122,108

LIABILITIES
Accounts payable
Customer deposits, dealer reserves, and other	$1,104	$1,148
Affiliated companies	313	330
Total accounts payable	1,417	1,478
Debt	119,601	105,037
Deferred income taxes	2,808	1,849
Derivative financial instruments	243	167
Other liabilities and deferred income	1,665	2,210
Total liabilities	125,734	110,741

SHAREHOLDER’S INTEREST
Shareholder’s interest	5,227	5,227
Accumulated other comprehensive income	(607)	160
Retained earnings	7,093	5,980
Total shareholder’s interest attributable to Ford Motor Credit Company	11,713	11,367
Shareholder’s interest attributable to noncontrolling interests	1	—
Total shareholder’s interest	11,714	11,367
Total liabilities and shareholder’s interest	$137,448	$122,108

The following table includes assets to be used to settle the liabilities of the consolidated variable interest entities (“VIEs”).  These assets and liabilities are included in the consolidated balance sheet above.

	December 31, 2015	December 31, 2014
	(unaudited)
ASSETS
Cash and cash equivalents	$3,949	$2,094
Finance receivables, net	45,902	39,522
Net investment in operating leases	13,309	9,631
Derivative financial instruments	85	27

LIABILITIES
Debt	$43,086	$37,156
Derivative financial instruments	19	22